Exhibit 23.3

CONSENT OF WZI, INC.

We hereby consent to the use of the name WZI, Inc. and of references to WZI, Inc. and to inclusion of and reference to our report, or information contained therein, dated January, 2006, prepared for Whittier Energy Company for inclusion in the Registration Statement on Form S-3 of Whittier Energy Corporation.

WZI INC.

by:	/s/ Mary Jane Wilson
President and CEO

Bakersfield, California